FLIR Systems Announces Third Quarter 2009 Financial Results

Operating Earnings Increase by 17% on Record Operating Margins; Announces Acquisition of OmniTech Partners, Inc.

PORTLAND, OR -- (Marketwire - October 21, 2009) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the third quarter ended September 30, 2009. Revenue was $285.6 million, up 3% compared to third quarter 2008 revenue of $276.7 million. Operating income in the third quarter was $89.3 million, up 17% from $76.7 million in the third quarter of 2008. Third quarter 2009 net income was $60.0 million, or $0.38 per diluted share, compared with net income of $54.8 million, or $0.35 per diluted share, in the third quarter a year ago. Cash provided by operations during the quarter was $67.4 million.

Revenue for the nine months ended September 30, 2009 was $835.5 million, up 8% compared to revenue for the first nine months of 2008 of $774.6 million. Operating income for the nine months ended September 30, 2009 was $257.3 million, up 31% from the same period a year ago. Net income for the nine months ended September 30, 2009 was $170.0 million, or $1.07 a diluted share, compared with net income of $135.9 million, or $0.87 per diluted share, in the same period a year ago. Cash provided by operations for the first nine months of 2009 was $199.4 million.

Revenue from the Company's Government Systems division increased 7% over the third quarter of 2008, to $163.0 million, with strength in stabilized gimbaled systems. Revenue from the Company's Commercial Vision Systems division increased 15% over the third quarter of last year, to $52.6 million, reflecting growth in the security, cores and components, and maritime markets. Revenue from the Company's Thermography division decreased 12% from the third quarter of last year, to $69.9 million, primarily due to lower demand for high-value products for the predictive maintenance market.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $608 million at September 30, 2009, an increase of $10 million during the quarter. Backlog in the Government System's division was $487 million, up $20 million during the quarter due to strong U.S. demand. Backlog in the Commercial Vision Systems division was $93 million, down $15 million during the quarter due to a significant order cancellation resulting from a delay in project timing. Backlog in the Thermography division was $28 million, up $5 million during the quarter.

Earnings Outlook for 2009

Based on the financial results for the quarter, and the outlook for the remainder of the year, the Company expects full year 2009 earnings per share to be slightly above the most recent outlook.

Acquisition of OmniTech Partners, Inc.

The Company announced today it has acquired OmniTech Partners, Inc., a leader in the development and manufacturing of image intensified and fused image intensified / thermal imagers based in Freeport, PA, for $42 million in cash. OmniTech adds image intensified capability to FLIR's product line, and creates the opportunity to leverage the capabilities of both companies to expand in the growing market for fused image intensified / thermal imagers. OmniTech currently forecasts annual revenue of $22 million for the year ending December 31, 2009. The transaction is expected to be immaterial to FLIR's earnings in 2009 and 2010.

"We are pleased with our performance in the third quarter. Operating margins were at record levels, operating cash flow was excellent, and backlog increased $20 million in our Government Systems division, improving 2010 visibility," noted Earl Lewis, President and CEO. "With low cost, increasing brand awareness, and a diversified revenue base and growing product lines, the Company is executing its strategy effectively and is well positioned for future growth. I am delighted to welcome the talented people at OmniTech to the FLIR team."

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 2:00 PM EDT at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #33282427 after 12:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the sections captioned "Acquisition of OmniTech Partners, Inc." and "Revenue and Earnings Outlook for 2009" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with US export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                           FLIR SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                            Three Months Ended        Nine Months Ended
                              September 30,             September 30,
                        ------------------------- -------------------------
                            2009         2008         2009         2008
                        ------------ -----------  ------------ -----------
                                         (As                       (As
                                     Adjusted(1))              Adjusted(1))
Revenue                 $    285,553 $   276,740  $    835,527 $   774,624
Cost of goods sold           122,736     121,478       353,047     341,969
                        ------------ -----------  ------------ -----------
    Gross profit             162,817     155,262       482,480     432,655

Operating expenses:
  Research and
   development                21,294      21,639        66,935      68,296
  Selling, general and
   administrative             52,204      56,973       158,199     167,946
                        ------------ -----------  ------------ -----------
    Total operating
     expenses                 73,498      78,612       225,134     236,242

    Earnings from
     operations               89,319      76,650       257,346     196,413

Interest expense               1,238       3,473         5,743      10,900
Other expense (income),
 net                           1,664      (4,956)        1,732      (8,627)
                        ------------ -----------  ------------ -----------

    Earnings before
     income taxes             86,417      78,133       249,871     194,140

Income tax provision          26,382      23,354        79,912      58,224
                        ------------ -----------  ------------ -----------

    Net earnings        $     60,035 $    54,779  $    169,959 $   135,916
                        ============ ===========  ============ ===========

Net earnings per share:
  Basic                 $       0.40 $      0.39  $       1.14 $      0.98
                        ============ ===========  ============ ===========
  Diluted               $       0.38 $      0.35  $       1.07 $      0.87
                        ============ ===========  ============ ===========

Weighted average shares
 outstanding:
  Basic                      151,573     139,211       148,475     138,090
                        ============ ===========  ============ ===========
  Diluted                    160,287     163,124       161,477     162,393
                        ============ ===========  ============ ===========

(1) The Company has adjusted its financial statements for the retrospective application of the Financial Accounting Standards Board Accounting
    Standards Codification Subtopic 470-20, "Debt with Conversion and
    Other Options."

                            FLIR SYSTEMS, INC.

                        CONSOLIDATED BALANCE SHEETS
                        (In thousands)(Unaudited)

                                            September 30,    December 31,
                                                2009             2008
                                          ---------------- ----------------
                ASSETS                                     (As Adjusted(1))

Current assets:
  Cash and cash equivalents               $        403,320 $        289,442
  Accounts receivable, net                         209,079          239,183
  Inventories                                      221,694          207,487
  Prepaid expenses and other current
   assets                                           77,059           59,824
  Deferred income taxes, net                        16,833           16,566
                                          ---------------- ----------------
    Total current assets                           927,985          812,502

Property and equipment, net                        138,219          122,304
Deferred income taxes, net                           8,152            2,217
Goodwill                                           239,059          225,685
Intangible assets, net                              51,112           56,174
Other assets                                        31,719           22,195
                                          ---------------- ----------------
                                          $      1,396,246 $      1,241,077
                                          ================ ================

   LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
  Accounts payable                        $         55,753 $         47,823
  Deferred revenue                                  21,879           27,554
  Accrued payroll and related liabilities           34,856           43,337
  Accrued product warranties                         8,435            7,826
  Advance payments from customers                    9,870           19,183
  Accrued expenses                                  23,616           21,978
  Other current liabilities                          2,942            4,574
  Accrued income taxes                               2,588               --
                                          ---------------- ----------------
    Total current liabilities                      159,939          172,275

Long-term debt                                      60,200          182,825
Deferred income taxes                                6,311            5,983
Accrued income taxes                                 4,568            5,697
Pension and other long-term liabilities             36,281           29,572

Commitments and contingencies

Shareholders’ equity                             1,128,947          844,725
                                          ---------------- ----------------
                                          $      1,396,246 $      1,241,077
                                          ================ ================

(1) The Company has adjusted its financial statements for the retrospective application of the Financial Accounting Standards Board Accounting
    Standards Codification Subtopic 470-20, "Debt with Conversion and
    Other Options."

Company Contact:
Tony Trunzo
+1 503.498.3547
www.flir.com